Exhibit 99.1

ASSET PURCHASE AGREEMENT

among

CORE-MARK HOLDING COMPANY, INC.,

CORE-MARK MIDCONTINENT, INC., and

KLEIN CANDY CO.

Dated as of June 6, 2006

Article I	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Terms Defined Elsewhere in this Agreement	8

1.3	Other Definitional and Interpretive Matters	10

Article II	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	11

2.1	Purchase and Sale of Assets	11

2.2	Excluded Assets	13

2.3	Assumption of Liabilities	14

2.4	Excluded Liabilities	15

2.5	Further Conveyances and Assumptions; Consent of Third Parties	16

2.6	[Intentionally Omitted]	17

2.7	[Intentionally Omitted]	17

2.8	Payment of Excluded Liabilities	17

2.9	Proration of Certain Expenses	17

2.10	Receivables	18

Article III	CONSIDERATION	18

3.1	Consideration	18

3.2	Payment of Purchase Price	18

3.3	Estimated Closing Book Value Amounts	19

3.4	Purchase Price Adjustment	19

3.5	Post Closing Price Adjustment	20

3.6	Post Closing Excess Receivables Payments	21

3.7	Certain Funds in Bank Accounts	22

Article IV	CLOSING AND TERMINATION	22

4.1	Closing Date	22

4.2	Termination of Agreement	22

4.3	Procedure Upon Termination	23

4.4	Effect of Termination	23

4.5	Purchaser’s Option	23

Article V	REPRESENTATIONS AND WARRANTIES OF SELLER	24

5.1	Organization and Good Standing; Subsidiaries	24

5.2	Authorization of Agreement	24

5.3	Conflicts; Consents of Third Parties	25

5.4	Financial Statements.	25

5.5	No Undisclosed Liabilities	26

5.6	Title to Purchased Assets; Possession	26

5.7	Absence of Certain Developments	26

5.8	Taxes	28

5.9	Real Property	29

5.10	Tangible Personal Property	31

5.11	Intellectual Property	31

5.12	Material Contracts	33

5.13	Employee Benefits	35

5.14	Labor	36

5.15	Litigation	36

5.16	Compliance with Laws; Permits	37

5.17	Environmental Matters	37

5.18	Insurance	38

5.19	Inventories	38

5.20	Accounts and Notes Receivable and Payable	39

5.21	Related Party Transactions	39

5.22	Customers and Suppliers	39

5.23	Product Warranty; Product Liability	40

5.24	Banks	40

5.25	Full Disclosure	40

5.26	Financial Advisors	40

5.27	Certain Payments	40

Article VI	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	41

6.1	Organization and Good Standing	41

6.2	Authorization of Agreement	41

6.3	Conflicts; Consents of Third Parties	41

6.4	Litigation	42

6.5	Financial Advisors	42

6.6	Financing	42

Article VII	COVENANTS	42

7.1	Access to Information	42

7.2	Conduct of the Business Pending the Closing	43

7.3	Consents	46

7.4	Further Assurances	46

7.5	No Shop	46

7.6	Non-Competition; Non-Solicitation; Confidentiality	47

7.7	Preservation of Records	48

7.8	Publicity	49

7.9	Use of Name	49

7.10	Environmental and Structural Matters	49

7.11	Cooperation with Financing	50

7.12	Monthly Financial Statements	50

7.13	[Intentionally Omitted]	50

7.14	Notification of Certain Matters	50

Article VIII	EMPLOYEES AND EMPLOYEE BENEFITS	50

8.1	Employment	50

8.2	Standard Procedure	51

8.3	Employee Benefits	51

Article IX	CONDITIONS TO CLOSING	52

9.1	Conditions Precedent to Obligations of Purchaser	52

9.2	Conditions Precedent to Obligations of Seller	54

Article X	INDEMNIFICATION	55

10.1	Survival of Representations and Warranties	55

10.2	Indemnification	56

10.3	Indemnification Procedures	58

10.4	Limitations on Indemnification	59

10.5	Indemnity Escrow	60

10.6	Seller Representative	62

10.7	Tax Treatment of Indemnity Payments	63

10.8	Seller Partners’ Guaranty	63

Article XI	TAXES	63

11.1	[Intentionally Omitted]	63

11.2	Prorations	63

11.3	Cooperation on Tax Matters	64

11.4	Tax Clearance Certificates	64

Article XII	MISCELLANEOUS	64

12.1	Expenses	64

12.2	Specific Performance	64

12.3	Submission to Jurisdiction; Consent to Service of Process	65

12.4	Entire Agreement; Amendments and Waivers	65

12.5	Governing Law	65

12.6	Notices	65

12.7	Severability	66

12.8	Binding Effect; Assignment	66

12.9	Parent Guaranty	67

12.10	Counterparts	67

Exhibits
A	Bill of Sale
B	Assignment and Assumption Agreement
C	Opinion of Seller Counsel

Schedules/Annexes

Schedule 2.1 – Third Party Commission Agreements to Be Assumed

Schedule 2.1(d) – Bank Accounts

Schedule 2.1(g)-1 – Purchased Intellectual Property

Schedule 2.1(g)-2 – Purchased Technology

Schedule 2.1(m) – Rights to Manufacturer Incentive Allowance Program

Schedule 2.1(p) – Prepaid Items, Claims, Choses in Action, Goodwill and other Intangible Assets

Schedule 2.2 – Excluded Assets

Schedule 2.2(i) – Litigation Claims and Insurance Claims and Proceeds

Schedule 2.3(d) – Stay Bonuses

Schedule 2.3(e) – Obligations Arising after Closing Date under Seller’s Customer Return Policy

Schedule 2.4(n) – Liabilities relating to Vikisha Inc., Jay’s Distributor or their Affiliates

Schedule 3.3 – Estimated Closing Book Value Amounts

Schedule 5.3(a) – Conflicting Agreements

Schedule 5.3(b) – Consents

Schedule 5.4 – Financial Statements

Schedule 5.5 – No Undisclosed Liabilities

Schedule 5.7 – Absence of Certain Developments

Schedule 5.8(c) – Tax Types and Jurisdictions

Schedule 5.8(f) – Tax Returns on Extension

Schedule 5.8(l) – Tax Authority Agreements, Consents or Clearances

Schedule 5.9(a) – Real Property

Schedule 5.9(c) – Real Property Permits

Schedule 5.10(a) – Tangible Personal Property

Schedule 5.10(b) – Personal Property Leases

Schedule 5.11(a) – Intellectual Property

Schedule 5.11(b) – Intellectual Property of Which Seller is not the Exclusive Owner

Schedule 5.11(f) – Software

Schedule 5.11(g) – Intellectual Property Fees and Filings Due

Schedule 5.11(h) – Intellectual Property Misuse or Infringement

Schedule 5.12(a) – Material Contracts

Schedule 5.12(b) – Material Contracts Not to Continue in Full Force

Schedule 5.13(a) – Employee Benefit Plans

Schedule 5.14(a) – Labor and Collective Bargaining Agreements

Schedule 5.14(b) – Employees Represented by a Labor Organization

Schedule 5.15 – Litigation

Schedule 5.16(b) – Permits

Schedule 5.17 – Environmental

Schedule 5.18 – Insurance

Schedule 5.20(a) – Accounts and Notes Receivable and Payable

Schedule 5.21 – Related Party Transactions

Schedule 5.22 – Largest Suppliers

Schedule 5.24 – Banks

Schedule 5.26 – Financial Advisors

Schedule 6.3 – Purchaser Contractual Conflicts

Schedule 8.1 – Executive Employees

Schedule 9.1(p) – Perpetual Commission Agreements or Contracts to be Terminated or Modified

Schedule 10.4(c) – Calculation of Losses for Application of Basket

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of June 6, 2006, is made by and among Core-Mark Holding Company, Inc., a Delaware corporation (“Parent”), Core-Mark Midcontinent, Inc., an Arkansas corporation and an indirectly wholly-owned subsidiary of Parent (“Purchaser”), and Klein Candy Co., a Pennsylvania limited partnership (“Seller”). Seller is a limited partnership, the general partner and limited partners of which limited partnership (each a “Seller Partner” and collectively the “Seller Partners’) have executed a Joinder to this Agreement (the “Joinder”) for the purpose of consenting to be legally bound by Sections 7.5, 7.6, 10.6 and 10.8 hereof.

RECITALS

A. Seller presently conducts the Business, as defined below.

B. Seller desires to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

C. Simultaneously with the execution and delivery of this Agreement, Parent, Purchaser and the owners of the real estate (“Realty Co-Owners”) currently used as Seller’s corporate headquarters and Pennsylvania distribution facility (the “Facility”) have entered into that certain Real Estate Purchase and Sale Agreement of even date herewith (the “Real Estate Purchase Agreement”).

D. It is contemplated that Seller will distribute proceeds of the transactions contemplated by this Agreement to or for the benefit of the Seller Partners and, as owners of Seller and as the controlling Realty Co-Owners, the Seller Partners will realize substantial financial benefits from the transactions contemplated by this Agreement and the Real Estate Purchase Agreement.

E. Certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjusted Eligible Receivables” shall have the meaning set forth in Schedule 3.3. Notwithstanding any other provision of this Agreement, any Cash Receivables retained by Seller under Section 2.2 shall not be included in Adjusted Eligible Receivables.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” means the convenience wholesale distribution and related business of Seller, including all distribution and sales and marketing services of Seller related thereto.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Seller in connection with the Business, together with individuals who are hired by Seller in respect of the Business after the date hereof.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” means (i) all third party commission agreements, other than those agreements, if any, specifically listed as Purchased Assets on Schedule 2.1, (ii) the Contracts (including, without limitation, certain Real Property Leases) listed as Excluded Contracts on Schedule 2.2 and (iii) at the option of Purchaser, any Contract required under this Agreement to be listed on any Schedule or Exhibit that is not so disclosed which is (A) material or (B) not in the Ordinary Course of Business or (C) potentially violative of any Law.

“Excluded Employee Receivables” means all amounts owed to Seller, in respect of loans and advances, by employees of Seller who are not hired by Purchaser at the Closing.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller in connection with the Business but who are no longer so employed or engaged on the date hereof.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, printers, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all amounts payable to the partners of Seller or other Persons affiliated with the Seller or its partners; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all

Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (v) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means (i) any grant by Seller to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Purchased Intellectual Property and/or Purchased Technology; and (ii) any grant by another Person to Seller of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology owned by a third Person.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the knowledge, after due inquiry, of the officers of Seller and the general partner of Seller.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of Seller or of the Business; (ii) the value of the Purchased Assets or the amount of Assumed Liabilities; or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.

“Other Financial Assets” means certain receivables, to the extent assignable, from manufacturer incentive programs, prepaid items and unamortized assets having determinable future value, all as listed in the Purchase Price Certificate to be delivered at Closing pursuant to Section 3.3.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) exceptions, restrictions, easements, rights of way and similar encumbrances to title of real property which do not materially adversely affect the value or current use of the real property affected thereby; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business and securing obligations that are Assumed Liabilities that are not material to the business, operations and financial condition of the Seller Property so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all Contracts related to the Business other than Excluded Contracts.

“Purchased Intellectual Property” means all Intellectual Property owned or held for use by Seller related to or used in connection with the Business, including without limitation all of the items listed on Schedule 2.1(g)-1 hereto.

“Purchased Technology” means all Technology owned or held for use by Seller related to or used in connection with the Business, including without limitation all of the items listed on Schedule 2.1(g)-2 hereto.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Retained Receivables” means (i) the related party receivables set forth on Schedule 2.2 hereto, (ii) the receivables from or guaranteed by Vikisha Inc. and Jay’s Distributors set forth on Schedule 2.2 hereto, and (iii) all Excluded Employee Receivables.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including without limitation all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, net worth, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise (including any federal, provincial, state and/or local excise tax on cigarettes or other tobacco products), severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS, any other Governmental Body responsible for the administration of any Tax, and any other Person to which any Governmental Body may have delegated to administration or collection of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“Technology” means all computers, Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Unsaleable Inventory” shall mean Inventory that is either (1) past its applicable manufacturer’s code date, if any, (2) damaged in a manner so as to be unmerchantable, or (3) an item for which Purchaser has no economic sales outlet and which cannot be returned to the manufacturer.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	7.5(a)
Agreed Principles	3.5(a)
Agreement	Introductory Paragraph
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Bank Accounts	2.1(d)
Basket	10.4(a)
Cap	10.4(b)
Cash Receivables	2.2(a)
Closing	4.1
Closing Amounts	3.5(a)
Closing Date	4.1
Closing Statement	3.5(a)
Confidential Information	7.6(c)
Copyrights	1.1 (in Intellectual Property definition)
Customers	5.22(a)
Employee Benefit Plans	5.13(a)
ERISA Affiliate	5.13(b)

Term	Section
Escrow Agent	10.5(a)
Escrow Agreement	10.5(a)
Estimated Closing Amounts	3.3(a)
Estimated Closing Adjusted Eligible Receivables	3.3(a)
Estimated Closing Fixed Assets	3.3(a)
Estimated Closing Inventory	3.3(a)
Estimated Closing Other Assets	3.3(a)
Excluded Assets	2.2
Excluded Employee	8.1(c)
Excluded Liabilities	2.4
Executive Employees	8.1(b)
Financial Statements	5.4(a)
FIRPTA Affidavit	9.1(i)
Guaranty	10.8
Indemnification Claim	10.6(a)
Indemnity Escrow Account	10.5(a)
Indemnity Escrow Amount	10.5(a)
Independent Accountant	3.5(c)
Joinder	Preamble
Loss	10.2(a)
Losses	10.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Monthly Financial Statements	7.12
Multiemployer Plan	5.13(b)
Nonassignable Assets	2.5
Objection	10.5(b)
Offered Employees	8.1(a)
Owned Properties	5.9(a)
Owned Property	5.9(a)
Patents	1.1 (in Intellectual Property definition)
Payment Account	2.8
Payment Agency Agreement	2.8
Payment Agent	2.8
Personal Property Leases	5.10(b)
Pre-Closing Receivables	3.6(a)
Purchase Price	3.1
Purchase Price Certificate	3.3(b)
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser’s Environmental Assessment	7.10(a)
Purchaser’s Structural Assessment	7.10(a)

Term	Section
Purchaser Indemnified Parties	10.2(a)
Real Property Lease	5.9(a)
Real Property Leases	5.9(a)
Related Persons	5.21
Representatives	7.5(a)
Restricted Business	7.6(a)
SCAN Lease	9.1(u)
Seller	Introductory Paragraph
Seller Documents	5.2(a)
Seller Indemnified Parties	10.2(b)
Seller Marks	7.9
Seller Permits	5.16(b)
Seller Property	5.9(a)
Seller Properties	5.9(a)
Seller Representative	10.6(a)
Special Provisions	10.4(a)
Survival Period	10.1
Tax Clearance Certificate	11.4
Termination Date	4.2(a)
Third Party Claim	10.3(b)
Total Consideration	3.1
Trade Secrets	1.1 (in Intellectual Property definition)
Unresolved Claims	10.5(d)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. All information disclosed in any Exhibit or Schedule shall be deemed to be disclosed in any other Exhibit or Schedule which contains a reasonably specific cross-reference to such information or if the relevance to such other Exhibit or Schedule is reasonably apparent from the face of the included disclosure.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets:

(a) all tangible personal property in the business, including Furniture and Equipment, other than any tangible personal property that is an Excluded Asset;

(b) all inventory (other than Unsaleable Inventory), including without limitation all cigarette and tobacco stamp tax inventory to the extent such stamp inventory may be transferred, and all inventory in transit to Seller for which Seller has made payment in advance, if, but only if, Purchaser has received reasonably satisfactory evidence that the full cost of such inventory has been paid in full and that either all associated freight, handling and other incidental costs have been paid in full or that adequate provision for such freight, handling and all other incidental costs has been made in accordance with the Payment Agency Agreement;

(c) all of Seller’s accounts receivable (other than the Retained Receivables) and Other Financial Assets (provided, that for purposes of this Agreement, Seller’s accounts receivable shall not include Cash Receivables);

(d) all rights in lock-boxes (if any) and other depository bank accounts of Seller used in connection with the Business and listed on Schedule 2.1(d) (the “Bank Accounts”);

(e) the interest of Seller as the lessee under all leases of equipment, vehicles and other assets used in the Business;

(f) all rights of Seller under each Real Property Lease that is not an Excluded Asset, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(g) the Purchased Intellectual Property and the Purchased Technology including without limitation all of the Intellectual Property listed on Schedule 2.1(g)-1 and all of the Purchased Technology listed on Schedule 2.1(g)-2;

(h) all rights of Seller under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts (including, without limitation, all rights of Seller under open purchase orders issued prior to the Closing Date in the ordinary course of business);

(i) all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Offered Employees, customer resale certificates and all files, customer files and documents (including credit information), customer lists, supplier lists, records, literature and correspondence, whether or not physically located on any of the premises of Seller, but excluding personnel files for Employees of Seller who are not Offered Employees;

(j) to the extent transferable, at Purchaser’s sole cost and expense, all Permits, including Environmental Permits, used by Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;

(k) all supplies owned by Seller and used in connection with the Business;

(l) all rights of Seller under or pursuant to all warranties, representations, guarantees and rights of return made or granted by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any Purchased Assets (including, without limitation, all rights of return relating to Inventory);

(m) to the extent transferable as reflected on Schedule 2.1(m), all rights of Seller in, to and under any and all manufacturers sales incentives, rebates, allowances and other similar programs;

(n) to the extent transferable, all customer guarantees, customer notes, security agreements, UCC financing statements, customer deposits or collateral, tenant deposits under assumed leases and other agreements, filings or property securing customer obligations or tenant obligations under assumed leases, excluding any of the foregoing that pertain to Retained Receivables;

(o) the cash equivalents, “ledger funds” and unavailable funds in the Bank Accounts at the Closing, to the extent that (a) any of the foregoing have been posted and have reduced Seller’s accounts receivable sub ledger or related asset account balance and (b) such amounts are assigned to Purchaser and are not retained by Seller as Cash Receivables;

(p) all prepaid items (including without limitation all rights under those prepaid insurance policies listed in Schedule 2.1(p)), claims, choses in action, goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property, but excluding those items that are Excluded Assets under Section 2.2(i) or listed as Excluded Assets in Schedule 2.2(i));

The Purchased Assets shall include, without limitation, all of the assets to which value is attributed in preparing the Purchase Price Certificate to be delivered pursuant to Section 3.3;

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) any available cash balances of the Business in the Bank Accounts as of the Closing, funds in transit at the Closing, and checks in Seller’s possession as of the Closing, in each case to the extent that any of the foregoing have been posted and have reduced Seller’s accounts receivable sub ledger or related asset account balance (the “Cash Receivables”); for avoidance of doubt, Cash Receivables shall not include cash equivalents, “ledger funds,” unavailable funds in the Bank Accounts or any other financial asset which is included in the calculation of the Purchase Price (pursuant to Section 3.7 or otherwise);

(b) the Retained Receivables, including without limitation, those listed on Schedule 2.2;

(c) the Excluded Contracts, including without limitation, those listed on Schedule 2.2;

(d) all minute books, organizational documents, ownership registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(e) any asset that by law or by the terms of any applicable agreement may not be assigned to Purchaser (unless a consent to assignment is obtained);

(f) any assets that in the good faith determination of Purchaser will not have determinable future value (including, without limitation, the AWMA deposit and those assets listed in Schedule 2.2);

(g) all Unsaleable Inventory as of the Closing and all other assets in existence as of the Closing expressly excluded from the definition of Purchased Assets, such as non-transferable cigarette excise stamps and non-transferable manufacturers sales incentives, rebates, allowances and other similar programs;

(h) tax refunds, tax deposits and Tax Returns in respect of pre-Closing periods (other than any such items that are Other Financial Assets, are effectively assigned to Purchaser, and for which payment is made in accordance with Section 3);

(i) litigation claims and insurance claims and insurance policies (other than those insurance policies listed as Purchased Assets in Schedule 2.1(p));

(j) to the extent not transferable as reflected on Schedule 2.1(m), all rights of Seller in, to and under any and all manufacturers sales incentives, rebates, allowances and other similar programs; and

(k) other excluded assets set forth on Schedule 2.2.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following (and only the following) liabilities of Seller (collectively, the “Assumed Liabilities”), and no others:

(a) all Liabilities of Seller under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date;

(b) Accrued Liabilities outstanding at Closing for customer credits, to the extent such amounts have reduced Estimated Closing Adjusted Eligible Receivables pursuant to Section 3.3(a)(iii);

(c) deferred compensation due to Howard Klein in the amount of $177,000.00;

(d) stay bonuses as listed in Schedule 2.3(d);

(e) obligations arising after the Closing Date under Seller’s customer return policy, as set forth on Schedule 2.3(e), for goods sold under such policy by Seller prior to Closing, provided that such goods are returned in the Ordinary Course of Business and are returnable by Purchaser to the manufacturer for credit (and, for purposes of Section 3.6, the processing of such returns shall result in a credit to the customer’s account as if a payment had been received against the customer’s Pre-Closing Receivable); and

(f) the obligations of Seller under the Employment Agreement, dated May 9, 2006, between Klein Candy Co. and Joe Carrelli, a true copy of which has been delivered to Purchaser;

2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Seller, other than the Assumed Liabilities, including without limitation the following Liabilities:

(a) all Liabilities in respect of any products sold and/or services performed by Seller on or before the Closing Date irrespective of whether such claims are made prior to or after the Closing, except for the obligations assumed by Purchaser under Section 2.3(b) and the obligation to accept product returns in the Ordinary Course of Business under Seller’s product return policy to the extent provided in Section 2.3(e);

(b) all accounts payable, including, without limitation, open receivers and any accounts payable relating to expenses of Seller in connection with this Agreement and the transactions contemplated hereby;

(c) all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership, use, occupancy or operation by Seller of (A) the Seller Properties (or any condition thereon) on or prior to the Closing Date (including (i) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or (ii) the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller prior to and through the Closing Date;

(d) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date (including but not limited to accrued vacation, personal and sick time), (ii) workers’ compensation claims against Seller, and related collateral arrangements, that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;

(e) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller occurring under such Contracts with respect to any period prior to Closing;

(f) all Liabilities arising out of, under or in connection with any Indebtedness of Seller;

(g) all off-balance sheet Liabilities, including all obligations under interest rate or other hedge or swap arrangements;

(h) all Liabilities related to any mortgages on real property;

(i) all Liabilities due to Affiliates of the Seller or its partners;

(j) all Liabilities related to activities of the Seller not related to the Business;

(k) all Liabilities for (i) Taxes of Seller and its partners, (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller pursuant to Section 11.2, (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written), and (iv) Taxes relating to Excluded Assets or Excluded Liabilities;

(l) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (ii) any Excluded Asset;

(m) all Liabilities relating to any dispute with any client, customer or vendor of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date;

(n) all Liabilities relating to Vikisha Inc., Jay’s Distributor or their affiliates, including those listed on Schedule 2.4(n);

(o) all Liabilities arising from pending insurance premium audits or future premium audits under insurance policies of Seller (except for audits under insurance policies assigned to and assumed by Purchaser and relating to periods from and after the Closing); and

(p) all Liabilities relating to or arising from any of the Excluded Assets.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Offered Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Seller’s reasonable expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.6 [Intentionally Omitted]

2.7 [Intentionally Omitted]

2.8 Payment of Excluded Liabilities. In order to provide for the payment of certain Excluded Liabilities, at Closing, Parent, Purchaser, Seller and LaSalle Bank National Association or another financial institution mutually satisfactory to Purchaser and Seller (the “Payment Agent”) shall execute and deliver an agreement (the “Payment Agency Agreement”), in form and substance satisfactory to Parent, Purchaser and Seller. The Payment Agency Agreement will establish an account with the Payment Agent (the “Payment Account”) into which a portion of the Purchase Price will be deposited as provided in the Payment Agency Agreement, to be held and applied in accordance with the Payment Agency Agreement.

2.9 Proration of Certain Expenses. Subject to Section 11.2 with respect to Taxes, all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses. Notwithstanding the foregoing, Seller shall be solely responsible for all liabilities relating to pending insurance premium audits including any future audits due on insurance policies of Seller (except for audits under insurance policies assigned to and assumed by Purchaser and relating to periods from and after the Closing). In addition, Purchaser will be responsible for night shift labor expense on Sunday, June 18, 2006, only to the extent such labor expenses relate to sales deliveries scheduled on or subsequent to the Closing Date.

2.10 Receivables. Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If Seller shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser. If Purchaser shall receive payment of any Cash Receivable retained by Seller under this Agreement, Purchaser shall promptly forward such payment to Seller.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $59,449,000 (the “Purchase Price”), subject to adjustment as provided in Section 3.4 and Section 3.5, (b) the assumption of the Assumed Liabilities, and (c) the payment in respect of pre-Closing accounts receivable described in Section 3.6 (the Purchase Price, together with the other amounts described in this Section 3.1, the “Total Consideration”).

3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price by:

(a) depositing the Indemnity Escrow Amount with the Escrow Agent in accordance with Section 10.5 hereof;

(b) transferring to such account or accounts as specified by LaSalle Bank National Association in its pay-off letter with respect to that certain First Amended and Restated Loan and Security Agreement, dated May 25, 2006, an amount sufficient to prepay in full the Seller’s outstanding indebtedness thereunder;

(c) transferring to the parties entitled thereto amounts sufficient to pay in full all obligations secured by liens on any of the Purchased Assets unless such liens have been terminated at Closing without requiring such payment;

(d) depositing in the Payment Account the amount required under the Payment Agency Agreement; and

(e) transferring the balance of the Purchaser Price to Seller by wire transfer of immediately available funds into an account designated by Seller in writing not fewer than three Business Days prior to the Closing Date.

3.3 Estimated Closing Book Value Amounts.

(a) Prior to the Closing Purchaser and Seller shall agree in good faith on an estimate of the following amounts (collectively the “Estimated Closing Amounts”), to be paid on a physical inventory and a review of Seller’s financial and accounting records conducted as close to the Closing Date as reasonably practicable:

(i) the book value of Seller’s fixed assets as of Closing (which shall be listed on a fixed asset schedule delivered to Purchaser at Closing), determined in accordance with GAAP consistent with past practice (the “Estimated Closing Fixed Assets”);

(ii) the book value of Seller’s inventory as of Closing based on a physical inventory count taken jointly by Seller and Purchaser and Seller’s normal, consistently used costing policy for such items which generally represents the most recent invoice cost less cash discounts and other allowances, less the sum of (1) Unsaleable Inventory, and (2) deal stamp liability (the “Estimated Closing Inventory”);

(iii) the book value as of the Closing of Seller’s Adjusted Eligible Receivables, determined in accordance with GAAP consistent with past practice as calculated in accordance with Schedule 3.3, less the amount of any customer credits that constitute Liabilities of Seller at Closing (the “Estimated Closing Adjusted Eligible Receivables”); and

(iv) the book value as of the Closing of Seller’s Other Financial Assets (which shall be listed on a schedule of Other Financial Assets delivered to Purchaser at Closing), determined in accordance with GAAP consistent with past practice (the “Estimated Closing Other Assets”).

(b) Such estimates shall be jointly developed by Purchaser and Seller, and such Estimated Closing Amounts shall not be final for the purposes of Section 3.4 of this Agreement until Seller and Purchaser have agreed as to such calculations. In computing the Estimated Closing Amounts no value shall be given to any Excluded Assets. When agreed, the Estimated Closing Amounts shall be embodied in a Purchase Price Certificate (the “Purchase Price Certificate”) to be executed by Purchaser and Seller.

3.4 Purchase Price Adjustment. The Purchase Price payable on the Closing Date shall be adjusted as follows:

(a) the Purchase Price payable on the Closing Date shall be reduced or increased, as the case may be, by the amount that the Estimated Closing Fixed Assets is less than or greater than $2,861,000;

(b) the Purchase Price payable on the Closing Date shall be reduced or increased, as the case may be, by the amount that the Estimated Closing Inventory is less than or greater than $26,085,000;

(c) the Purchase Price payable on the Closing Date shall be reduced or increased, as the case may be, by the amount that the Estimated Closing Adjusted Eligible Receivables is less than or greater than $23,428,000; and

(d) the Purchase Price payable on the Closing Date shall be reduced or increased, as the case may be, by the amount that the Estimated Closing Other Assets is less than or greater than $2,981,000.

3.5 Post Closing Price Adjustment.

(a) As promptly as practicable, but no later than sixty days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a closing statement (the “Closing Statement”) setting forth Purchaser’s calculation of Closing Amounts (as defined below) as of the end of business on the Closing Date. “Closing Amounts” means the actual value obtained by recalculating the Estimated Closing Amounts, based on the books of Seller, as determined in accordance with GAAP consistent with past practice and the accounting principles set forth in Schedule 3.3 and Section 3.3 above (the “Agreed Principles”), using actual values as of the end of business on the Closing Date rather than estimates.

(b) If Seller disagrees with Purchaser’s calculation of Closing Amounts delivered pursuant to Section 3.5(a), Seller may, within fifteen days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of the Closing Amounts delivered pursuant to Section 3.5(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 3.5(b), Purchaser and Seller shall, during the fifteen days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Amounts, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.5(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 3.5(b). If the parties so resolve all disputes, the computation of Closing Amounts, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If during such period, Purchaser and Seller are unable to reach an agreement, they shall promptly thereafter cause Ernst & Young (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Purchaser and Seller) (Ernst & Young or such other independent accounting firm, as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Amounts (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant shall consider only those items or amounts in the

Closing Statement and Purchaser’s calculation of Closing Amounts as to which Seller has disagreed. The Independent Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. The fees, costs and expenses of the Independent Accountant’s review and report shall be borne equally by Purchaser and Seller.

(d) Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Amounts and in the conduct of the review referred to in this Section 3.5, including the making available to the extent necessary of books, records, work papers and personnel.

(e) If the Closing Amounts are less than the Estimated Closing Amounts, Seller shall pay to Purchaser, in the manner and with interest as provided in Section 3.5(f), the amount of such difference as an adjustment to the Purchase Price. If the Closing Amounts are more than the Estimated Closing Amounts, Purchaser shall pay to Seller, in the manner and with interest as provided in Section 3.5(f), the amount of such difference as an increase to the Purchase Price.

(f) Any payment pursuant to Section 3.5(e) shall be made at a mutually convenient time and place within three Business Days after the Closing Amounts have been finally determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal, Eastern Edition, from time to time as the “prime rate” at the large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

3.6 Post Closing Excess Receivables Payments.

(a) Following the Closing, Purchaser shall use reasonable and customary means, in accordance with Purchaser’s normal practices, to collect the accounts receivables of Seller arising prior to Closing and assigned to Purchaser under this Agreement (the “Pre-Closing Receivables”). Purchaser shall be responsible for all reasonable and customary legal fees and costs incurred by Purchaser as a result of such collection and neither Purchaser nor Seller will be responsible to the other for time spent by such parties or out-of-pocket expenses incurred in such collection efforts. Notwithstanding the above, Purchaser’s obligation to collect the Pre-Closing Receivables by reasonable and customary means shall not include any obligation to grant concessions on future orders (or similar concessions) or pursue other unusual collection techniques. Payments received from or credited to any customer shall be applied first to the invoice to which such customer payment or credit relates. Any payment received from or credited to any customer that does not relate to a reasonably identifiable invoice shall be applied first to the oldest receivable of such customer that is not disputed by the customer. Seller, Purchaser and Parent specifically agree not to influence in any way a customer of the Seller to pay invoices in any specific order, but agree to use reasonable and customary means to pursue collections for all amounts outstanding.

(b) Purchaser shall not be obligated to make any payment to Seller in respect of Pre-Closing Receivables until Purchaser has collected Pre-Closing Receivables in an aggregate amount (prior to any deductions for collection expenses) equal to the amount paid by Purchaser for the Estimated Closing Adjusted Eligible Receivables. Thereafter, Purchaser shall pay to Seller on a monthly basis seventy percent (70%) of any additional Pre-Closing Receivables actually collected by Purchaser (prior to any deductions for collection expenses).

3.7 Certain Funds in Bank Accounts. At Closing, in addition to the Purchase Price, Purchaser shall pay to Seller the amount of the cash equivalents, “ledger funds” and unavailable funds in the Bank Accounts at the Closing, to the extent that (a) any of the foregoing have been posted and have reduced Seller’s accounts receivable sub ledger or related asset account balance and (b) such amounts are assigned to Purchaser and are not retained by Seller as Cash Receivables.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Rosenn, Jenkins & Greenwald, LLP, 15 South Franklin Street, Wilkes-Barre, Pennsylvania 18711 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Eastern time) on June 19, 2006 (the “Closing Date”), subject to satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto. The Closing shall be deemed effective as of 12:01 A.M. on the Closing Date.

4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election upon written notice of Seller, Parent or Purchaser on or after July 31, 2006, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; and provided further, that the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b) by mutual written consent of Seller, Parent and Purchaser;

(c) by written notice from Purchaser or Parent to Seller that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or could reasonably be expected to have a Material Adverse Effect;

(d) by Seller, Parent or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Parent or Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Seller of notice of such breach from Purchaser; or

(f) by Seller, if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Parent and Purchaser of notice of such breach from Seller.

4.3 Procedure Upon Termination. In the event of termination and abandonment by Parent, Purchaser or Seller pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Parent, Purchaser or Seller.

4.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Purchaser or Seller; provided, however, that the obligations of the parties set forth in Article XII hereof shall survive any such termination and shall be enforceable hereunder, and nothing in this Section 4.4 shall relieve Parent, Purchaser or Seller of any liability for a breach of this Agreement prior to the effective date of such termination.

4.5 Purchaser’s Option. Notwithstanding any other provision of this Agreement to the contrary, if Seller shall give written notice (specifically referring to this Section 4.5) to Purchaser after the execution of this Agreement and at least five (5) Business Days prior to Closing of (a) a material breach of any representation, warranty or covenant made by Seller under this Agreement based on events occurring after the date of this Agreement, or (b) the occurrence after the date of this Agreement of an event which has a Material Adverse Effect, other than, in either case, a breach or event caused by the willful act or omission of the Seller, then Purchaser shall have the option to either: (i) waive and release any claim based on the matters set forth in such notice and proceed to Closing, or (ii) terminate this Agreement without giving rise to any liability on the part of any party hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser and Parent that:

5.1 Organization and Good Standing; Subsidiaries. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Seller has delivered to Purchaser true, complete and correct copies of its certificate of limited partnership and agreement of limited partnership or comparable organizational documents as in effect on the date hereof. Seller has no Subsidiaries and has not had any Subsidiaries at any time during the five year period prior to the date of this Agreement.

5.2 Authorization of Agreement.

(a) Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

(b) Each of the Seller Partners has all requisite power, authority and legal capacity to execute and deliver a Joinder and the Guaranty (as defined in Section 10.8 below), to perform his, her or its respective obligations thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Seller Partners that is a natural person has attained the age of majority, has full capacity to contract and is not subject to any conservatorship, guardianship or legal disability. Each of the Seller Partners that is not a natural person is duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The execution, delivery and performance of the Joinder and the Guaranty by the Seller Partners and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of each Seller Partner. The

Joinder and the Guaranty have each been duly and validly executed and delivered by each Seller Partner and (assuming the due authorization, execution and delivery of this Agreement by Purchaser) each of the Joinder and the Guaranty constitute the legal, valid and binding obligation of each Seller Partner, enforceable against such Seller Partner in accordance with their respective terms.

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of (i) the certificate of limited partnership and agreement of limited partnership or comparable organizational documents of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound (other than a Contract or Permit that will be terminated at Closing by Seller without any remaining liability, and which is not required to be assigned to Purchaser under the terms of this Agreement); (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller (other than a Contract or Permit that will be terminated at Closing by Seller without any remaining liability, and which is not required to be assigned to Purchaser under the terms of this Agreement), except as set forth on Schedule 5.3(b).

5.4 Financial Statements.

(a) Seller has delivered to Purchaser copies of (i) the audited consolidated balance sheets of Seller as at December 27, 2003, December 25, 2004 and December 31, 2005 and the related audited consolidated statements of income and of cash flows (and related footnotes) of Seller for the years then ended, (ii) the unaudited consolidated balance sheets of Seller as of November 26, 2005 and April 1, 2006, and (iii) the consolidated statements of income and cash flows of Seller for the three month period ended April 1, 2006 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements (i) is complete and correct in all material respects, (ii) has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented except as set forth in Schedule 5.4, and (iii) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller as at the dates and for the periods indicated.

For the purposes hereof, the audited consolidated balance sheet of Seller as at December 31, 2005 is referred to as the “Balance Sheet” and December 31, 2005 is referred to as the “Balance Sheet Date.”

(b) Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

5.5 No Undisclosed Liabilities. Except as set forth on Schedule 5.5, Seller has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than (i) those that arise out of or relate to the Business and are reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) those that are incurred in the Ordinary Course of Business since the Balance Sheet Date and that are reflected in the calculation of the Purchase Price pursuant to Section 3.3 or are provided for in the Payment Agency Agreement, and (iii) contingent liabilities that could not become a Liability of Purchaser or a Lien on the Purchased Assets following the Closing.

5.6 Title to Purchased Assets; Possession. Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens other than those to be satisfied by Seller at Closing and Permitted Exceptions. The Purchased Assets constitute all of the Properties used in or held for use in the Business. Seller will deliver possession of all of the Purchased Assets to Purchaser on the Closing Date.

5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.7, since the Balance Sheet Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses;

(ii) Seller has not awarded or paid any bonuses to Former Employees or Employees of Seller with respect to periods after December 31, 2005, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Seller’s partners, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iii) there has not been any change by Seller in accounting or Tax reporting principles, methods or policies;

(iv) Seller has not made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(v) Seller has not failed to promptly pay and discharge current liabilities except for liabilities not material in amount or that are disputed in good faith by appropriate proceedings;

(vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(vii) Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(viii) Seller has not discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

(ix) Seller has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business or the Purchased Assets;

(x) Seller has not issued, created, incurred, assumed or guaranteed any Indebtedness;

(xi) Seller has not made or committed to make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(xii) Seller has not instituted or settled any material Legal Proceeding resulting in a loss of revenue in excess of $10,000 except in the Ordinary Course of Business;

(xiii) Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property or Purchased Technology;

(xiv) Seller has not made any loan to, or entered into any other transaction with, any of its shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(xv) Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of each of Seller and any Affiliated Group of which Seller is or was a member relating to the Business or the Purchased Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes relating to the Business or the Purchased Assets have been fully and timely paid, other than Taxes that will not impose any liability on Purchaser or result in any lien on the Purchased Assets after the Closing.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Purchased Assets or the Business have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor to its Knowledge has Seller received any written notice (or, to the Knowledge of Seller, any oral notice) from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Purchased Assets or the Business, except for such audits and investigations that would not reasonably be expected to adversely affect the Business or the Purchased Assets after the Closing Date.

(c) Schedule 5.8(c) lists all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller, in connection with, or with respect to, the Purchased Assets or the Business. Seller has made available complete copies of material Tax Returns relating to the Purchased Assets or the Business relating to taxable periods that ended after December 28, 2002.

(d) Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e) To Seller’s Knowledge, no claim has been made by a Taxing Authority in a jurisdiction in which Seller does not currently file a Tax Return such that Seller is or may be subject to taxation by that jurisdiction.

(f) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) with respect to the Business or the Purchased Assets, has been executed or filed with any Taxing Authority by or on behalf of Seller. Except as set forth on Schedule 5.8(f), Seller has not requested any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, which Tax Return has since not been filed.

(g) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

(h) Neither Seller nor any partner of Seller is a “foreign person” within the meaning of section 1445 of the Code.

(i) None of the Purchased Assets is an equity interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(j) No issue has been raised by written inquiry of any Governmental Authority, which would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(k) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Purchaser.

(l) Except as set forth in Schedule 5.8(l), Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to Seller, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

(m) None of the Purchased Assets or any property used in the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (vi) subject to any provision of Law comparable to any of the provisions listed above.

5.9 Real Property.

(a) Schedule 5.9(a) sets forth a complete list of (i) all real property and interests in real property (if any), including improvements thereon and easements appurtenant thereto owned in fee by Seller (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by Seller (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). Seller owns no Owned Property. The Facility is leased by Seller from the Co-Owners. The Seller Properties (together with the SCAN Lease (as defined below)) constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of Seller, except as set forth in Schedule 5.9(a). Except as described in that certain structural condition assessment commissioned by, and accepted as satisfactory by, Purchaser, the Facility and buildings, fixtures and improvements thereon leased by Seller (i) are in good operating condition, normal wear and tear excepted, without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current uses. The Seller Properties (other than the Facility) and the property under the SCAN Lease are in good operating condition, normal wear and tear excepted. None of the improvements comprising the Facility, and to Seller’s Knowledge none of the improvements located on the other Seller Properties or the property under the SCAN Lease, constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. Seller has delivered to Purchaser true, correct and complete copies of the Real Property Leases and the SCAN Lease, together with all amendments, modifications or supplements, if any, thereto. Seller Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and SCAN Lease as set forth on Schedule 5.9(a) or as otherwise set forth on Schedule 5.9(a).

(b) Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. Seller is not in default under any Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) Except as set forth on Schedule 5.9(c), Seller has all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Seller Property, and Seller has complied in all material respects with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and Seller has not received any notice, oral or written of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) Seller has not received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(f) Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.10 Tangible Personal Property.

(a) Seller has good and marketable title to all of the items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions and Liens to be terminated by Seller at Closing and listed on Schedule 5.10(a). All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. Schedule 5.10(a) is a complete and accurate list of all fixed assets of Seller.

(b) Schedule 5.10(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by in the Business or to which Seller is a party or by which any of the properties or assets of Seller is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks and registered Copyrights included in the Purchased Intellectual Property. Schedule 5.11(a) lists (i) the record owner of each such item of Purchased Intellectual Property, (ii) the jurisdictions in which each such item of Purchased Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Schedule 5.11(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property listed in Schedule 5.11(a), free and clear of all Liens or obligations to others. Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and/or commercially exploit, as the case may be, all other Purchased Intellectual Property and Purchased Technology as the same is used, sold, licensed and commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for the Intellectual Property Licenses included in Schedule 5.12(a)(xix)).

(c) The Purchased Intellectual Property, the Purchased Technology, the marketing, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of Seller do not to Seller’s Knowledge infringe, dilute, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property, Technology or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its Employees or Former Employees is a party, and including any Intellectual Property that might exist with respect to open software or other Intellectual Property publicly available for certain types of use). The Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to Seller under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable Seller to conduct the Business in the manner in which such Business is currently being conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.12(a)(xix), Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, Purchased Technology or Intellectual Property licensed to Seller under any of the Intellectual Property Licenses, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e) Seller has taken measures to protect the confidentiality and value of all material Trade Secrets included in the Purchased Intellectual Property, any other material non-public, proprietary information included in the Purchased Technology, and third Person confidential information provided to Seller that Seller is obligated to maintain in confidence, which measures are reasonable in the industry in which the Business operates. As of the date hereof, Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property, Purchased Technology or Intellectual Property licensed to Seller under any of the Intellectual Property Licenses. Seller has not received written (including by electronic mail) notice of any such threatened claim. The Purchased Intellectual Property and the Purchased Technology, and all of Seller’s rights in and to the Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to Seller under the Intellectual Property Licenses, are valid and enforceable.

(f) Schedule 5.11(f) sets forth a complete and accurate list of (i) all Software developed by or for Seller and included in the Purchased Technology, and (ii) all Software not exclusively owned by Seller and incorporated, embedded or bundled with any Software listed in clause (i) above (excluding commercial “off-the-shelf” Software licensed to Seller under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000).

(g) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Purchased Intellectual Property owned by Seller that has been issued or registered or is the subject of a pending application have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Purchased Intellectual Property have been timely filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Purchased Intellectual Property and all issuances, registrations and applications therefor. Except as set forth in Schedule 5.11(g), there are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Purchased Intellectual Property within ninety (90) days after the date of this Agreement.

(h) To the Knowledge of Seller, except as set forth in Schedule 5.11(h), no Person is infringing, diluting, violating, misusing or misappropriating any Purchased Intellectual Property or Purchased Technology, and no claims of infringement, dilution, violation, misuse or misappropriation of any Purchased Intellectual Property or Purchased Technology have been made against any Person by Seller (including Employees and Former Employees of Seller).

(i) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property, Purchased Technology or Intellectual Property licensed to Seller under any Intellectual Property License.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts in force to which Seller is a party or by which its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current officer, director, stockholder or Affiliate of Seller;

(ii) Contracts with any labor union or association representing any Employee of Seller;

(iii) Contracts for the sale of any of the assets of Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Written Contracts regarding the distribution of any products;

(v) Contracts providing for sales and marketing assistance outside of the Ordinary Course of Business;

(vi) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(vii) Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(viii) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller of any operating business or material assets or the capital stock of any other Person;

(ix) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(x) purchase Contracts giving rise to Liabilities of Seller in excess of $10,000, other than inventory purchase orders in the Ordinary Course of Business;

(xi) all Contracts providing for payments by or to Seller in excess of $10,000 in any fiscal year or $25,000 in the aggregate during the term thereof, except purchase orders and customer orders in the Ordinary Course of Business;

(xii) all Contracts obligating Seller to provide or obtain products or services for a period of one year or more or requiring Seller to purchase or sell a stated portion of its requirements or outputs;

(xiii) Contracts under which Seller has made advances or loans to any other Person except for advances in the Ordinary Course of Business to Employees not hired by Purchaser at the Closing;

(xiv) Contracts providing for severance, retention, change in control or other similar payments;

(xv) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $10,000;

(xvi) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xvii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Seller, and Contracts containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property or Technology;

(xviii) Contracts (or group of related contracts) which involve the expenditure of more than $10,000 annually or $25,000 in the aggregate or require performance by any party more than one year from the date hereof other than disclosed in Schedule 5.12(a) in regard to any other subsection of this Section 5.12(a);

(xix) any license or royalty Contract or any other Contract (including, without limitation, Intellectual Property Licenses) relating to any Intellectual Property or

Technology (excluding licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and

(xx) Contracts that are otherwise material to Seller.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, the Purchased Contracts shall, except as otherwise stated in Schedule 5.12(b) continue in full force and effect without penalty or other adverse consequence. Seller is not in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. Seller has, and will assign to Purchaser at the Closing, good and valid title to the Material Contracts that are Purchased Contracts, free and clear of all Liens other than Permitted Exceptions. Seller has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.13 Employee Benefits.

(a) Schedule 5.13(a) sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit or compensation plans, arrangements or payroll practices maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for Employees of Seller (the “Employee Benefit Plans”). True, correct and complete copies of the most recent summary plan descriptions and written descriptions of all non-written agreements relating to the Employee Benefit Plans (as applicable) have been made available to Purchaser.

(b) Neither the Seller nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has any obligation or liability (fixed or contingent) with respect to any plan subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code, including any plan which constituted a multiemployer plan as defined in Section 4001(a)(3) of ERISA or any plan subject to Sections 4063 or 4064 of ERISA (“Multiemployer Plan”).

(c) None of Seller, any ERISA Affiliate or any organization to which Seller or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(d) Each of Seller and any ERISA Affiliate which maintains a “group health plan” within the meaning of section 5000(b)(1) of the Code has complied with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) any payment becoming due to any Employee of Seller or (ii) any additional obligation or liability (contingent or otherwise) under any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).

5.14 Labor.

(a) Except as set forth on Schedule 5.14(a), Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of Seller. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 5.14(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 5.14(b), no Employees are represented by any labor organization. No labor organization or group of Employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or Former Employee.

(d) There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Seller, of any individual, that in any case could impose a liability on Parent or Purchaser or result in a Lien on any of the Purchased Assets following the Closing. Seller is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except in each case for non-compliance that would not impose any liability on Parent or Purchaser, or result in a Lien on any of the Purchased Assets, following the Closing. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Seller within the six months prior to Closing.

5.15 Litigation. Except as set forth in Schedule 5.15, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller,

pending or threatened, against any of the officers, directors or key Employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Body. Except as set forth in Schedule 5.15, Seller is not subject to any Order, settlement agreement or stipulation, and is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Schedule 5.15, Seller is not engaged in any legal action to recover monies due it or for damages sustained by it in amounts above $20,000. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.

5.16 Compliance with Laws; Permits.

(a) Seller is in compliance in all material respects with all Laws applicable to its operations or assets or the Business, and has not received any written or other notice of or been charged with the violation of any Laws, except in any case for any non-compliance that would not impose any liability on Parent or Purchaser, or result in a Lien on any of the Purchased Assets, following the Closing. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation, other than any violation that would not impose any liability on Parent or Purchaser, or result in a Lien on any of the Purchased Assets, following the Closing.

(b) Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as presently conducted (“Seller Permits”), other than those the failure of which to possess is immaterial. Seller currently holds all such Permits. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation, other than any default or violation that would not impose any liability on Parent or Purchaser, or result in a Lien on any of the Purchased Assets, following the Closing. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any of the Seller Permits.

5.17 Environmental Matters. Except as set forth on Schedule 5.17 hereto:

(a) the operations of Seller, with respect to the Business and the ownership, occupancy and leasing of any Seller Property by the Seller or the Co-Owners, as the case may be, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business or to own, lease or occupy any Seller Property and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business and the Seller Properties, neither Seller nor any Seller Property is the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending or to the Knowledge of Seller, threatened against Seller alleging, with respect to the Business or the condition or operation of any Seller Property, that Seller or any Seller Property may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(d) to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Seller or any property to which Seller or any other current or previous owner or occupant of any Seller Property arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in any Environmental Costs or Liabilities;

(e) to the Knowledge of Seller, there are no investigations of the Business, or any previously owned, operated or leased property of Seller pending or threatened which could lead to the imposition of any Environmental Costs or Liabilities or Liens under Environmental Law;

(f) The transactions contemplated hereunder and under the Real Estate Purchase Agreement do not require the consent of or filings with any Governmental Body with jurisdiction over Seller (or any Seller Property) and environmental matters;

(g) there is not located at any Seller Property or at any property previously owned operated or leased by Seller, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls; and

(h) Seller has provided to Purchaser all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously leased or operated properties of Seller of which Seller has Knowledge.

5.18 Insurance. Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller setting forth, in respect of each such policy, the policy name, policy number, carrier type and amount of coverage and annual premium. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller during such period. No event has occurred, including the failure by Seller to give any notice or information, or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies.

5.19 Inventories. The inventories of Seller (other than Unsaleable Inventory) are saleable in the ordinary course of business. The inventories of Seller set forth in the Balance Sheet were valued at the lower of cost (on a FIFO basis) or market and were properly stated

therein in accordance with GAAP consistently applied. The inventories of Seller have been managed (and at the Closing Date will be managed) for the normal operation of business in accordance with past practice and consist of not materially less and not materially more quantities than anticipated requirements in accordance with Seller’s standard practice and experience.

5.20 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of Seller have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on the trade terms established for the particular customer by Seller, except for the deferred payment schedules set forth in Schedule 5.20(a). Except as disclosed on Schedule 5.20(a), to the Knowledge of Seller, none of the accounts or the notes receivable of Seller (i) are subject to any setoffs or counterclaims except as set forth on the books and records of Seller as made available to Purchaser, or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement (other than Seller’s policy of accepting for return items which can be returned to the manufacturer or supplier). Nothing contained herein shall be construed as, and Seller hereby expressly disclaims, any representation or warranty as to the collectibility of any accounts or notes receivable of Seller.

(b) All accounts payable of Seller reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business. All such accounts payable shall be paid by or for the account of Seller or as provided in the Payment Agency Agreement.

5.21 Related Party Transactions. Except as disclosed on Schedule 5.21, no Employee, officer, director, stockholder, partner or member of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) is involved in any business arrangement or other relationship with Seller (whether written or oral), (ii) owns any property or right, tangible or intangible, that is used by Seller, (iii) has any claim or cause of action against Seller or (iv) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller. Seller does not owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, that in any case could become a liability of Parent or Purchaser or result in a Lien on any of the Purchased Assets following the Closing.

5.22 Customers and Suppliers.

(a) Seller has made available to Parent a true and complete list of the twenty largest customers (the “Customers”), showing the approximate total sales to such Customers during each of the fiscal years ended December 27, 2003, December 25, 2004 and December 31, 2005. Schedule 5.22 sets forth a list of the twenty largest suppliers of Seller, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended December 27, 2003, December 25, 2004 and December 31, 2005, showing the approximate total purchases by Seller from each such supplier, during such period.

(b) Since the Balance Sheet Date, no Customer, or supplier listed on Schedule 5.22, has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller, and, to the Knowledge of Seller, no Customer, or supplier listed on Schedule 5.22, has notified Seller in writing (or to Seller’s Knowledge orally) that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller except as specifically listed on Schedule 5.22.

5.23 Product Warranty; Product Liability.

(a) Seller has not sold any products or delivered any services that included a warranty from Seller.

(b) Seller has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product distributed, delivered or sold, or services rendered, by or on behalf of Seller. Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products delivered, distributed or sold or services rendered by or on behalf of Seller.

5.24 Banks. Schedule 5.24 contains a complete and correct list of (a) the names and locations of all banks in which Seller has Bank Accounts or safe deposit boxes, (b) the account numbers of all such Bank Accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. The Bank Accounts constitute all depository bank accounts of Seller, other than the bank account established by Seller solely to receive the Purchase Price pursuant to Section 3.2(e) of this Agreement. Except as set forth on Schedule 5.24, no person holds a power of attorney to act on behalf of Seller.

5.25 Full Disclosure. To the Knowledge of Seller, no representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in the context in which they were made, not misleading. To the Knowledge of Seller, there is no fact of which Purchaser is unaware that Seller has not disclosed to Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

5.26 Financial Advisors. Except as set forth on Schedule 5.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. All fees to persons listed on Schedule 5.26 shall be paid be Seller, and neither Purchaser nor Parent shall have any liability for any such fee.

5.27 Certain Payments. Neither Seller nor, to the Knowledge of Seller, any partner, officer, employee, or other Person associated with or acting on behalf of Seller, has directly or indirectly:

(a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any public official, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Law; or

(b) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any other Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Law, except violations that would not create a liability of Parent or Purchaser or result in a Lien on any of the Purchased Assets following the Closing; or

(c) established or maintained any fund or asset with respect to Seller that has not been recorded in the books and records of Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Purchaser and Parent hereby jointly and severally represent and warrant to Seller that:

6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

6.2 Authorization of Agreement. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and each Purchaser Document to which it is a party have been duly authorized by all necessary action on behalf of Parent and Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Parent and /or Purchaser, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and /or Purchaser, as they case may be enforceable against Parent and /or Purchaser in accordance with its terms.

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by Parent and Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent and Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser and Parent; (ii) any Contract, or Permit to which Purchaser or Parent is a party or by which any of the properties or assets of Purchaser or Parent are bound; (iii) any Order of any Governmental Body applicable to Purchaser or Parent or by which any of the properties or assets of Purchaser or Parent are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or Parent in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser and Parent with any of the provisions hereof or thereof, except for (i) receipt of all cigarette, tobacco and other licenses required to operate the Business following the Closing, and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser or Parent to consummate the transactions contemplated by this Agreement.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser or Parent, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser or Parent to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or Parent in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing. Purchaser and Parent have access to sufficient funds to consummate the transactions contemplated by this Agreement, subject to the obligation to obtain consent from Parent’s lender if the aggregate amount to be paid under this Agreement and the Real Estate Agreement would exceed $75,000,000.

ARTICLE VII

COVENANTS

7.1 Access to Information. Seller shall afford to Purchaser, Parent and their accountants, counsel, financial advisors and other representatives, and to prospective lenders and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Seller or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Seller’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Seller as Purchaser or Parent shall reasonably request; provided, however, such investigation shall not unreasonably disrupt Seller’s operations. Prior to the Closing, Seller shall generally keep Purchaser and Parent informed as to all material matters involving the operations and businesses of Seller. Seller shall authorize and direct the appropriate partners, managers and employees of Seller to discuss matters involving the operations and business of Seller with representatives of Purchaser, Parent and their prospective lenders. All nonpublic information provided to, or obtained by, Purchaser or Parent in connection with the transactions contemplated hereby shall be confidential; provided that Purchaser, Parent and Seller may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Notwithstanding the foregoing, Seller shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by Purchaser or Parent pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Purchaser and / or Parent (including, but not limited to, Purchaser’s and Parent’s rights to seek indemnification pursuant to Article X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto, except as otherwise set forth in Sections 4.5 and 7.14.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement, or with the prior written consent of Purchaser which consent shall not be unreasonably withheld or delayed, between the date hereof and the Closing, Seller shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of Seller and (B) preserve the present relationships with Persons having business dealings with Seller (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, Seller in their current condition, ordinary wear and tear excepted, subject to sales of inventory in the Ordinary Course of Business, and (B) insurance upon all of the assets and properties of Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of Seller in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, except in the Ordinary Course of Business and except for those accounts receivable to which no value is assigned in Schedule 3.3, and (C) comply in all material respects with all contractual and other obligations of Seller;

(v) comply in all material respects with all applicable Laws, except for any non-compliance that would not impose any liability on Parent or Purchaser, or result in a Lien on any of the Purchased Assets, following the Closing; and

(vi) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Purchased Intellectual Property.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, Seller shall not:

(i) (A) increase the salary or other compensation of any partner or Employee of Seller except for normal year-end increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee or partner, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the partners, officers, Employees, agents or representatives of Seller or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any partners or officers of Seller (or amend any such agreement) to which Seller is a party, except an agreement or arrangement that is to funded solely by means of the Purchase Price received by Seller and for which Purchaser will have no liability;

(ii) (a) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness to be paid in full at Closing or Indebtedness that is not secured by a Lien on any of the Purchased Assets and will not create any liability of Purchaser or Parent following the Closing; (b) modify the terms of any Indebtedness or other Liability; or (c) make any loans, advances of capital contributions to, or investments in, any other Person;

(iii) (a) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (b) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and Seller shall have provided Purchaser a copy thereof (together with supporting papers);

(iv) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of Seller, except Liens to secure borrowings under existing lines of credit in the Ordinary Course of Business (all of which Liens shall be terminated at Closing) ;

(v) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of Seller;

(vi) enter into or agree to enter into any merger or consolidation with, any partnership or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vii) cancel or compromise any debt or claim or waive or release any material right of Seller except in the Ordinary Course of Business;

(viii) enter into any commitment for capital expenditures in excess of $10,000 for any individual commitment and $50,000 for all commitments in the aggregate, except for commitments disclosed in Seller’s capital expenditure plan for 2006 previously delivered to Purchaser;

(ix) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any Employee;

(x) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xi) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(xii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xiii) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xiv) settle or compromise any pending or threatened Legal Proceeding or any claim or claims, other than settlements solely at the expense of Seller that will not impose any liability on Purchaser or limit in any way Purchaser’s operation of the Business following Closing;

(xv) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (unless past due) or fail to pay or delay payment of payables or other liabilities;

(xvi) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xvii) amend the certificate of limited partnership or agreement of limited partnership, or similar organizational document, of Seller; or

(xviii) agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.

7.3 Consents. Seller shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 5.3(b) hereof. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval, except in connection with obtaining such licenses as shall be required by the Purchaser to conduct the Business following the Closing.

7.4 Further Assurances. Each of Seller, Parent and Purchaser shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Prior to the execution of this Agreement the parties filed those notifications and reports required under the HSR Act with the Federal Trade Commission and the Department of Justice in regard to the transaction contemplated by this Agreement and the waiting period for objection expired on April 12, 2006 without objection.

7.5 No Shop.

(a) Seller shall not, and shall not permit any of the Affiliates, directors, officers, Employees, representatives or agents of Seller (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or any equity interests of Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Seller shall notify Purchaser and Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by Seller or any Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to Seller or for access to the properties, books or records of Seller by any Person other than Purchaser in connection with any such offer or proposal. Such notice shall indicate the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller shall keep Purchaser and Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) Seller shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Seller is a party.

7.6 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the fifth anniversary of the Closing Date, Seller shall not and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the convenience store distribution business or that otherwise competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.6(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser or Parent , in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the date hereof to the fifth anniversary of the Closing Date, Seller shall not and shall cause its partners, officers, and Affiliates not to: (i) cause, solicit, induce or encourage any Employees of Seller who become employees of Purchaser or another Affiliate of Parent to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, Seller shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose,

reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser or Parent, any Confidential Information (as defined below). The Seller and its officers, partners and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law or necessary for purposes of proving a claim or asserting a defense in any Legal Proceeding; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Purchaser and Parent with prompt notice of such requirement prior to making any disclosure so that Purchaser and/or Parent may seek an appropriate protective order, provided, further, that in the event disclosure is necessary for purposes of proving a claim or asserting a defense in any Legal Proceeding (other than a legal proceeding between Purchaser and Seller), Seller shall have its legal counsel in such litigation issue an opinion to Purchaser certifying such fact. For purposes of this Section 7.6(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(d) The covenants and undertakings contained in this Section 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 will cause irreparable injury to Purchaser and Parent, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.6 will be inadequate. Therefore, Purchaser and / or Parent will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Purchaser or Parent may have hereunder or at law or in equity.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.7 Preservation of Records. Seller, Parent and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller, Parent or Purchaser or any of their Affiliates or in order to enable Seller, Parent or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event any party wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such other party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.

7.8 Publicity.

(a) Neither Seller, Parent nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or other market on which Parent lists securities.

(b) Each of Seller, Purchaser and Parent agrees that it shall not disclose or otherwise make available to the public the terms of this Agreement and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.9 Use of Name. Seller hereby agrees that upon the Closing, Purchaser shall receive an assignment of such rights as are held by Seller to the use of the names “Klein Candy Co.,” “Klein Candy Company” and “Klein Wholesale Distributors” and any similar or derivative names to which any rights are held by Seller, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto to which any rights are held by Seller (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any Affiliate or third party to, use any of the Seller Marks or any variation or simulation thereof following Closing, except for the limited purpose of collecting the Retained Receivables by stating Seller was “formally known as” such name.

7.10 Environmental and Structural Matters.

(a) Purchaser and Purchaser’s consultants have conducted a “Phase I” environmental Site Assessment of the Facility (“Purchaser’s Environmental Assessment”) and a structural condition assessment of the Facility (“Purchaser’s Structural Condition Assessment”). Purchaser has received reports of Purchaser’s Environmental Assessment and Purchaser’s Structural Condition Assessment and has accepted the reports and any conditions disclosed therein and will not require any action on the part of the Seller or the Realty Co-Owners in connection with such reports.

(b) Seller shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to such filings and Environmental permit activities.

7.11 Cooperation with Financing. In order to assist with obtaining Purchaser’s financing for the transactions contemplated by this Agreement, Seller shall provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including (i) cooperating with prospective lenders in performing their due diligence, and (ii) helping to procure other definitive financing documents or other reasonably requested certificates or documents, including customary certificates, legal opinions, real estate title documentation and estoppel certificates.

7.12 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 20 calendar days after the end of each calendar month during the period from the date hereof to the Closing, Seller shall provide Purchaser and Parent with (i) unaudited monthly financial statements, (ii) operating or management reports (such reports to be in the form prepared by Seller in the Ordinary Course of Business) of Seller for such preceding month, and (iii) a list of sales to each of Seller’s 20 largest customers during such month. Each set of financial statements required to be delivered under this Section 7.12 are referred to as the “Monthly Financial Statements.”

7.13 [Intentionally Omitted]

7.14 Notification of Certain Matters. Seller shall give written notice with specificity to Purchaser and Parent, and Purchaser and Parent shall give written notice with specificity to Seller, in each case referring to this Section 7.14, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence arising after the date of this Agreement that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, or (b) the institution of or the threat of institution of any Legal Proceeding related to this Agreement or the transactions contemplated hereby. Such notice shall be deemed to be part of the Schedules hereto unless such inaccuracy or Legal Proceeding arose or resulted from any willful or intentional breach by the party giving such notice of its obligations under this Agreement. In the case of any notice by Seller under this Section 7.14, Purchaser and Parent shall have the rights set forth in Section 4.5.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

(a) Offered Employees. Assuming there has been no material reduction in the Business prior to the Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis and for compensation substantially comparable to that in effect at Closing) to those Employees, who shall constitute not less than 85% of current Employees, identified by Purchaser on a schedule to be delivered to Seller no later than ten Business Days prior to the Closing to commence such employment immediately upon the Closing Date. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Offered Employees.” Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Offered Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). All employees of Seller shall be terminated by Seller on or prior to the Closing Date and Seller shall pay when due all amounts due to employees in connection with such termination.

(b) Employment Agreements. Purchaser shall enter into (or shall cause an Affiliate to enter into) employment and/or consulting and non-competition agreements with the Employees and individuals listed on Schedule 8.1 (the “Executive Employees”) in a form mutually satisfactory to Purchaser and such Executive Employee.

(c) Excluded Employees. Any Employee who is not offered employment by Purchaser (or an Affiliate of Purchaser) prior to Closing or who does not accept an offer of employment by Purchaser (or an Affiliate of Purchaser) and commence work with Purchaser (or an Affiliate of Purchaser) immediately after the Closing, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.”

(d) WARN Act Responsibility. Assuming no set of actions or omissions on the part of the Seller prior to Closing, in and of itself, gives rise to liability under the WARN Act or any similar state law, then Purchaser shall indemnify Seller against any liability, cost or expense: (i) for any action or omission on the part of Purchaser, at or following the Closing, which gives rise to any liability under the WARN Act or any similar state law, and/or (ii) on account of liability under the WARN Act or any similar state law that is based in whole or in part on the number of Excluded Employees who were not offered employment by the Purchaser and/or the number of Excluded Employees to whom offers of employment were made by the Purchaser and not accepted, if such offers were made on terms substantially less than those under which such Excluded Employees were employed by Seller. Prior to the Closing Date, the Seller shall notify the Purchaser in writing of every employment termination from all single sites of employment which may under the WARN Act or any similar state law be a basis for imposing WARN Act liability against the Purchaser. The Purchaser and the Seller shall cooperate with each other in making any notices required by the WARN Act or any similar state law relating to the termination or employment of employees.

8.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-34 IRB 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Offered Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Offered Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.

8.3 Employee Benefits.

(a) COBRA. Seller shall be exclusively responsible for complying with COBRA with respect to its employees (including the Offered Employees) and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller, and Purchaser shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.

(b) Vesting and Funding of Seller Employee Benefit Plan Benefits. Effective as of the Closing Date, Seller shall (i) cause any tax-qualified pension and 401(k) plans in which Offered Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder, (ii) make such contributions of cash and property to any such plan as may be required to cause such plans to be fully funded as of the Closing Date, and (iii) fully discharge all of Seller’s obligations with respect to any such plan such that Purchaser and Parent shall not under any circumstances have any Liability under any such plan after the Closing Date.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser and Parent to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Seller shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had and continues to have or which could reasonably be expected to have and continue to have a Material Adverse Effect since the Balance Sheet Date;

(d) Purchaser shall have received certificates signed by each of the General Partner, Chief Executive Officer and Chief Financial Officer (or similar officers) of Seller, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied in all respects;

(e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller, Parent or Purchaser seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) all consents, approvals, orders or authorizations of, and all registrations, declarations or filings with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein shall have been made or obtained;

(g) Purchaser shall have received all stamping or other licenses and permits required to conduct the Business substantially as conducted by Seller in all jurisdictions in which Seller currently operates except where the failure to receive such licenses and permits could not reasonably be expected to be material to the operation of the Business by Purchaser;

(h) the parties shall have received all required consents and approvals for the transfer of the Purchased Assets and the Business to Purchaser, including those consents, waivers and approvals referred to in Section 5.3(b) hereof in a form reasonably satisfactory to Purchaser, except for consents with respect to immaterial assets that can be obtained within 30 days after the Closing;

(i) Seller shall have provided Purchaser with affidavits of non-foreign status of Seller, each partner of Seller that comply with section 1445 of the Code (a “FIRPTA Affidavit”);

(j) each of the Executive Employees shall have entered into an employment and/or consulting and non-competition agreement in a form mutually satisfactory to Purchaser and such Executive Employee, such employment agreements shall be in full force and effect and all of such persons shall be willing and able to perform in accordance with such employment and/or consulting and non-competition agreements;

(k) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit A hereto;

(l) Seller shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) required under Environmental Laws for Purchaser to conduct the operations of Business as of the Closing Date, and the Seller shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;

(m) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit B hereto and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(n) Seller shall have delivered, or caused to be delivered, to Purchaser, an opinion of Rosenn, Jenkins & Greenwald, LLP, counsel to Seller, in substantially the form of Exhibit C hereto;

(o) Seller shall have delivered all instruments and documents necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(p) Seller shall have terminated or modified, on terms satisfactory to Purchaser, the perpetual commission agreements or other Contracts listed on Schedule 9.1(p);

(q) Purchaser shall have received evidence reasonably satisfactory to Purchaser that all obligations secured by Liens on any of the Purchased Assets have been paid in full or will be paid in full at the Closing, and Purchaser shall have received such releases of Liens and terminations of Lien filings as Purchaser may reasonably request;

(r) Seller, Parent, Purchaser, the Seller Representative and the Escrow Agent shall have entered into the Escrow Agreement and Seller, Parent, Purchaser and the Paying Agent shall have entered into the Payment Agency Agreement;

(s) The Real Estate Purchase Agreement shall be in full force and effect, all conditions to closing under the Real Estate Purchase Agreement shall have been satisfied or waived, and the transactions contemplated by the Real Estate Purchase Agreement shall close simultaneously with the Closing under this Agreement;

(t) The Seller Partners shall have duly executed and delivered the Guaranty;

(u) SCAN General, Inc. shall have assigned its lease for the property located at 69 Walter Street, Pearl River, NY (the “SCAN Lease”) to the Purchaser; and

(v) Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.

9.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser and Parent set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser and Parent shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser and / or Parent on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Purchaser and Parent shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(e) each of the Executive Employees shall have entered into an employment and/or consulting and non-competition agreement in a form mutually satisfactory to Purchaser and such Executive Employee;

(f) Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement;

(g) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B hereto;

(h) Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.2 hereof;

(i) Purchaser shall have assumed the SCAN Lease from SCAN General, Inc.; and

(j) The Real Estate Purchase Agreement shall be in full force and effect, all conditions to closing under the Real Estate Purchase Agreement shall have been satisfied or waived, and the transactions contemplated by the Real Estate Purchase Agreement shall close simultaneously with the Closing under this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the 18 month anniversary of the Closing Date; provided, however, that the representations and warranties (a) of Seller set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement) and 5.6 (title to purchased assets; possession) shall survive the Closing indefinitely, (b) of Seller set forth in Section 5.13 (employee benefits) shall survive the Closing through and including the 36 month anniversary of the Closing Date), (c) of Seller set forth in Sections 5.8 (taxes) and 5.17 (environmental matters) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (d) of Purchaser set forth in Sections 6.1 (organization), and 6.2 (authorization of agreement) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person obligated to provide indemnification shall have received notice in accordance with Section 12.6 (stating in reasonable detail the basis of the claim for indemnification) from the indemnified party in accordance with Section 10.3(a) before the termination of the applicable Survival Period. Any representations and warranties contained in the Real Estate Purchase Agreement shall survive the closing thereunder as provided in the Real Estate Purchase Agreement.

10.2 Indemnification.

(a) Subject to Sections 10.1, 10.4 and 10.5 hereof, Seller hereby agrees to indemnify and hold Parent, Purchaser, their Affiliates and the respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns of Parent, Purchaser and their Affiliates (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (but excluding incidental, consequential, special, punitive or multiple damages, other than any such damages awarded to third parties), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller in this Agreement or in any Seller Document or the representations of any of the Realty Co-Owners under the Real Estate Purchase Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or in any Seller Document or the breach of any covenant of the Realty Co-Owners under the Real Estate Purchase Agreement;

(iii) based upon, attributable to or resulting from any Offered Employee or any other employee of Seller, to the extent resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date or (B) any liability relating to, arising under or in connection with any Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date or (C) except as provided under Section 8.1(d), any liability under WARN;

(iv) based upon, attributable to or resulting from any Excluded Asset or any Excluded Liability or, except as provided under Section 8.1(d), any Excluded Employee;

(v) imposed under or pursuant to any Environmental Laws (including any loss of use of any Seller Property (including without limitation any property sold under the Real Estate Purchase Agreement) or any tangible personal property of Seller arising from or related to any condition, act or omission, by Seller or any predecessor or related to the operations of Seller or any predecessor at any real property currently or formerly owned, operated or leased by Seller or any predecessor(including without limitation any property sold under the Real Estate Purchase Agreement), whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date (except as provided in Section 7.10(a) hereof), including any Environmental Costs and Liabilities imposed pursuant to common law associated with a Release of Hazardous Materials;

(vi) based upon, attributable to or resulting from any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any Seller Partner in connection with the transactions contemplated by this Agreement; or

(vii) based upon, attributable to or resulting from the failure of Seller to pay in full when due (1) any amount owing to a creditor listed in the Payment Agency Agreement (including any schedules, exhibits or annexes thereto) and (2) all Liabilities relating to Vikisha Inc. and Jay’s Distributor or their affiliates.

(b) Subject to Section 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller, the Seller Partners and their respective Affiliates (including without limitation each entity comprising “Seller” under the Real Estate Purchase Agreement) and their respective partners, officers, employees, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document or in the Real Estate Purchase Agreement to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document or under the Real Estate Purchase Agreement;

(iii) based upon, attributable to or resulting from to any Assumed Liability;

(iv) based upon, attributable to or resulting from the operation of the Business following the Closing and not subject to indemnity by Seller under Section 10.2(a); or

(v) based upon those matters indemnified by Purchaser under Section 8.1(d).

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document or in the Real Estate Purchase Agreement shall not be affected by any investigation conducted with at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

10.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim must be asserted by notice to the party from whom indemnification is sought and such notice must make reference to this Article X; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X unless the indemnifying party shall be demonstrably prejudiced thereby or the period in which the claim may be asserted under this Article X has expired.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4(a)) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure or the period in which the claim may be asserted under this Article X has expired. Subject to the provisions of this Section 10.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice (which must reasonably satisfactory to the indemnified party), and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five Business Days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim with reasonable diligence thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim (subject to the approval by the indemnifying party of any settlement with respect to which a claim for indemnity will be made under this Agreement, which approval shall not be unreasonably withheld or delayed). If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 10.5.

10.4 Limitations on Indemnification.

(a) An indemnifying party shall not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $175,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; possession), 6.1 (organization), and 6.2 (authorization of agreement) of this Agreement or in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.4 (title to property), 5.6 (taxes), and 6.1 (organization), and 6.2 (authorization of agreement) of the Real Estate Purchase Agreement (collectively hereinafter referred to as the “Special Provisions”).

(b) Neither Seller, on the one hand, nor Parent and Purchaser, on the other hand, shall be required to indemnify any Person under Section 10.2(a), 10.2(b) and/or 10.3 for an aggregate amount of Losses exceeding $7,000,000 (the “Cap”, which amount shall be inclusive of any Losses funded by the Indemnity Escrow Account and the Guaranty); provided, that there shall be no Cap with respect to Losses related to claims under Section 10.2(a)(vii) or the failure to be true and correct of any of the representations or warranties contained in any of the Special Provisions.

(c) For purposes of determining the calculation of Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded, even if such materiality or Material Adverse Effect qualifications would prevent the indemnified party from otherwise declaring such representations and warranties to have been breached or to be untrue. For avoidance of doubt, an example of the application of this Section 10.4(c) is attached as Schedule 10.4(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, the Seller’s indemnification obligations shall not apply to any Loss arising from Purchaser’s continuation after the Closing of any business practice of the Seller prior to the Closing

(e) The parties acknowledge and agree that the indemnification provisions contained in Article X shall be the sole and exclusive remedy for Losses based upon, attributable to or resulting from the breach or inaccuracy or failure to comply with any of the representations, warranties, covenants or agreements of the parties in this Agreement under any theory of law or equity, except to the extent that the Seller engaged in fraud (which for this purpose only shall exclude averments of negligent misrepresentation) or a willful breach. No party shall be entitled to an indemnity payment under this Agreement in respect of any Losses to the extent that the amount of such Losses is reflected in the calculation of the adjustment of the Purchase Price pursuant to Sections 3.4, 3.5 or 3.6.

10.5 Indemnity Escrow.

(a) On the Closing Date, Purchaser shall, on behalf of Seller, pay to LaSalle Bank National Association, as agent for Purchaser and Seller (the “Escrow Agent”), in immediately available funds, to the account (the “Indemnity Escrow Account”) designated by the Escrow Agent, the amount of $3,000,000 from the Purchase Price under this Agreement (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement, the Real Estate Purchase Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, Seller, the Seller Representative, and the Escrow Agent (the “Escrow Agreement”). The Indemnity Escrow Account shall be subject to a first perfected security interest in favor of Purchaser and Parent, and so long as the Indemnity Escrow Account is in effect and until the Available Amount (as defined in the Guaranty) has been reduced to zero, any payment that Seller or any of the Seller Partners is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X or the Guaranty (other than claims arising under Section 10.2(a)(vii)) shall be paid first from funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within thirty (30) calendar days after the date notice of any sums due and owing is given to the Seller Representative (as defined in Section 10.6) (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party. Any such payment shall accordingly reduce the Indemnity Escrow Amount, subject to the right of the Seller Representative to object as provided in this Section 10.5.

(b) If the Seller Representative wishes to object to the allowance of the claim made against the Indemnity Escrow Amount, the Seller Representative on behalf of Seller and the Seller Partners must deliver a written objection (“Objection”) to Purchaser in accordance with the notice provisions set forth in Section 12.6 within thirty (30) calendar days after receipt of such claim by the Seller Representative, expressing such Objection and explaining in reasonable detail the basis therefor. Following receipt by Purchaser of the Objection, if any, Purchaser and the Seller Representative shall promptly meet to agree on the rights of the respective parties with respect to each of such claims. If the Seller Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the amounts agreed in such written memorandum shall be immediately paid to Purchaser from the Indemnity Escrow Account. If Purchaser and the Seller Representative cannot agree on the resolution of any Objection with five Business Days after delivery of any Objection, Purchaser may enforce its claim against the Indemnity Escrow Account by any legal process available to it.

(c) If the Seller Representative fails to respond to a claim against the Indemnity Escrow Account within the thirty (30) calendar day period described above, then that failure shall conclusively be deemed agreement with the claim and the amount of such claim shall be immediately paid to Purchaser from the Indemnity Escrow Account.

(d) The Escrow Agent shall release to Seller from the remaining Indemnity Escrow Amount (to the extent not utilized to pay any Purchaser Indemnified Party for any indemnification claim) at the following dates: (i) on the six month anniversary of the Closing Date, the amount in excess of the sum of (x) $2,000,000 plus (y) the amount of all claims for indemnification under this Article X asserted but not yet resolved and paid (“Unresolved Claims”) prior to such date, (ii) on the 12 month anniversary of the Closing Date, the amount in excess of the sum of (x) $1,000,000 plus (y) the amount of all Unresolved Claims asserted prior to such 12 month anniversary date but unresolved or unpaid as of such date and (iii) on the 18 month anniversary of the Closing Date, all of the remaining Indemnity Escrow Amount except for an amount equal to Unresolved Claims asserted prior to such 18 month anniversary date but unresolved as of such date. The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay any Purchaser Indemnified Party for any such claims resolved in favor of a Purchaser Indemnified Party) upon their resolution.

(e) After the Indemnity Escrow Account has been released as provided above, or the Available Amount has been reduced to zero, Purchaser or any Purchaser Indemnified Party may proceed directly against the Seller Partners under the Guaranty (subject to the limitations contained in the Guaranty) with respect to any claim for which indemnity may be sought under this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser and any Purchaser Indemnified Party may proceed directly against the Seller Partners under the Guaranty at any time, for any claims arising under Section 10.2(a)(vii) of this Agreement.

10.6 Seller Representative

(a) Seller and the Seller Partners hereby appoint Steven Dressler, acting as the representative of Seller and the Seller Partners (the “Seller Representative”), as the attorney-in-fact for and on behalf of Seller and each Seller Partner, and the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and under the Guaranty, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to claims of indemnification under this Article 10 (an “Indemnification Claim”), (ii) resolve any Indemnification Claims and (iii) take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Seller Representative has unlimited authority and power to act on behalf of Seller and each Seller Partner with respect to this Agreement, the Guaranty and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The Seller and the Seller Partners will be bound by all actions taken by the Seller Representative in connection with this Agreement and the Guaranty, and Purchaser and Parent shall be entitled to rely on any action or decision of the Seller Representative.

(b) The Seller Representative shall be given access to such information about Seller, Purchaser or the Purchased Assets as is necessary and appropriate to enable the Seller Representative to perform the duties and responsibilities set forth in this Section 10.6; provided, however, that, except to the extent necessary to perform the duties and responsibilities set forth in this Section 10.6, the Seller Representative agrees not to use or disclose, and to hold in strict confidence, any such information about the Seller, Purchaser or the Purchased Assets so provided. The Seller Representative will incur no liability to the Seller or the Seller Partners with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. The Seller and the Seller Partners agree that in all questions arising under this Agreement, the Seller Representative may rely on the advice of counsel, and the Seller Representative will not be liable to Seller or any of the Seller Partners for anything done, omitted or suffered in good faith by the Seller Representative based on such advice. The Seller and the Seller Partners agree that the Seller Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for by Seller and the Seller Partners in a manner satisfactory to him.

(c) At any time during the term of this Agreement, Seller and the Seller Partners may remove and replace the individual serving as the Seller Representative by unanimous written consent by sending notice and a copy of the written consent appointing such new individual or individuals signed by Seller and each of the Seller Partners to Purchaser. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Purchaser. Any such new individual shall serve in such capacity subject to the terms and conditions of this Agreement and provide notice to Purchaser of his or her identity, along with notice information for purposes of this Agreement.

(d) Each of Seller and the Seller Partners shall, jointly and severally, indemnify and hold the Seller Representative harmless from any and all liability and expense (including, without limitation, counsel fees) that may arise out of any action taken or omitted by him as the Seller Representative in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Seller Representative.

(e) All reasonable costs and expenses payable by the Seller Representative hereunder on behalf of Seller and the Seller Partners will be paid exclusively on a pro rata basis by Seller and the Seller Partners upon demand by the Seller Representative.

10.7 Tax Treatment of Indemnity Payments. Seller, Parent and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.7) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

10.8 Seller Partners’ Guaranty. The Seller Partners agree to execute and deliver to the Parent and the Purchase at Closing a guaranty in a form mutually satisfactory to Parent, Purchaser and the Seller Partners (the “Guaranty”) of the indemnification obligations of Seller set forth in Article X, subject to all of the conditions and limitations set forth in Article X. The Guaranty, which shall be limited in aggregate amount to $4,000,000, shall be in excess of the Indemnity Escrow Account, except that the Guaranty shall be the primary recourse, without limit, for payment of indemnification claims arising under Section 10.2(a)(vii).

ARTICLE XI

TAXES

11.1 [Intentionally Omitted]

11.2 Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar taxes and fees on the Purchased Assets or the Business for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Date. Seller shall be responsible for all such taxes and fees on the Purchased Assets for the period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets or the Business for the period after the Closing Date. With respect to Taxes described in this Section 11.2, Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.3 Cooperation on Tax Matters. Purchaser, Parent and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

11.4 Tax Clearance Certificates. Seller shall notify all of the Taxing Authorities for the jurisdictions set forth on Schedule 5.8(c) of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject the Purchaser or Parent to any Taxes of Seller. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 11.4, any Governmental Entity asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied. With regard to any Tax Clearance Certificate that can not be obtained by the Closing Date despite timely notice given by Seller, adequate provision shall be made in the Payment Account for all taxes not paid which must be paid in order to secure the Tax Clearance Certificate based on Seller’s estimates of such liabilities, subject to Purchaser’s approval which approval shall not be unreasonably delayed or withheld.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided in this Agreement, each of Seller, Parent and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Liabilities for expenses incurred by Seller will not be assumed by Purchaser.

12.2 Specific Performance. Each party acknowledges and agrees that its breach of this Agreement would cause irreparable damage to the other party, and that such other party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the Commonwealth of Pennsylvania over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), together with the Real Estate Purchase Agreement and the other documents and agreements to be delivered in connection herewith and therewith, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in such State.

12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile during regular business hours (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller or any Seller Representative, to:

Steven Dressler

230 Butler St.

Kingston, PA 18704

Facsimile:

With a copy to:

Rosenn, Jenkins & Greenwald, LLP

15 South Franklin Street

Wilkes-Barre, PA 18711

Attention: Bruce C. Rosenthal, Esq.

Facsimile: 775-459-3346

If to Purchaser or Parent, to:

Core-Mark Holding Company

395 Oyster Point Blvd., Suite 415

South San Francisco, CA 94080

Attention: Chief Financial Officer

Facsimile: 650-589-4010

With a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Richard Millard

Facsimile: (650) 802-3100

12.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser and Parent may assign this Agreement and any or all rights or obligations hereunder

(including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s and Parent’s rights to seek indemnification hereunder) to any Affiliate of Purchaser or Parent, any Person from which either of them has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. However, Parent shall be responsible for the performance of any such assignee’s obligations under this Agreement in accordance with Section 12.9.

12.9 Parent Guaranty . Parent hereby agrees to be jointly and severally liable for the prompt and complete performance of Purchaser’s obligations under this Agreement, but subject to the same limitations as those on Purchaser’s obligations hereunder. Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for Seller to institute or exhaust any remedies or causes of action against Purchaser or any other Person as a condition to the obligations of Parent hereunder.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

CORE-MARK HOLDING COMPANY, INC.

By:	/s/ J. Michael Walsh
Name:	J. Michael Walsh
Title:	President and CEO

CORE-MARK MIDCONTINENT, INC.

By:	/s/ J. Michael Walsh
Name:	J. Michael Walsh
Title:	President

KLEIN CANDY CO.

By:	KCCM Corp., its general partner

By:	/s/ Steven Dressler
Name:	Steven Dressler
Title:	President

JOINDER

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned Seller Partners have executed this Joinder consenting to be legally bound by Sections 7.5, 7.6, 10.6 and 10.8 of the foregoing Asset Purchase Agreement, dated June 6, 2006, among Core-Mark Holding Company, Inc., Core-Mark Midcontinent, Inc. and Klein Candy Co.

KCCM Corp.

By:	/s/ Steven Dressler
Name:	Steven Dressler
Title:	President

/s/ Steven C. Dressler
Steven C. Dressler

/s/ Adele Dressler
Adele Dressler

/s/ Adele Dressler
Adele Dressler, as Trustee fbo Cynthia Dressler u/a/t dated October 9, 1996